ADDvantage Technologies Names Michael Rutledge as Chief Financial Officer

Proven Financial Leader Brings SEC Reporting and Big 4 Accounting Experience to ADDvantage

Carrollton, Texas, September 3, 2021 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY) (“ADDvantage Technologies” or the “Company”) today announced that it has named Michael Rutledge, a proven finance executive with more than 10 years of experience in financial leadership roles at public companies and 12 years of experience with a Big 4 accounting firm, as its Chief Financial Officer, effective September 7, 2021.

Mr. Rutledge joins ADDvantage Technologies from SomnoMed Group, where he served as Vice President, Finance for the past five years. Previously, he spent two years as CFO at BG Staffing, where he played a key role in taking the company public and raising $16 million. Prior, he spent three years as VP of Finance with Cantel Medical Corporation, a publicly owned manufacturer of medical products, which acquired Byrne Medical, Inc., where he was CFO. He joined Byrne Medical from N.F. Smith & Associates, a privately owned distributor of electronic components, where he spent four years as CFO. He began his career at Ernst & Young, where he spent 12 years ultimately as Senior Audit Manager and was involved in several IPOs. Mr. Rutledge has a degree from Texas A&M and is a Certified Public Accountant.

“Michael has a successful track record of managing capitalization, including securing lines of credit and other debt facilities at favorable terms and structuring equity financing transactions, as well as significant SEC reporting experience, and these skills should serve us well as we continue to grow,” commented Joe Hart, ADDvantage Technologies’ CEO.

“ADDvantage Technologies is on the brink of a breakout year in 2022 as the 5-G rollout accelerates and I am excited to play a role in this emerging growth opportunity,” added Mr. Rutledge.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. (Nasdaq: AEY) is a communications infrastructure services and equipment provider operating a diversified group of companies through its Wireless Infrastructure Services and Telecommunications segments. Through its Wireless segment, Fulton Technologies provides turn-key wireless infrastructure services including the installation, modification and upgrading of equipment on communication towers and small cell sites for wireless carriers, national integrators, tower owners and major equipment manufacturers. Through its Telecommunications segment, Nave Communications and Triton Datacom sell equipment and hardware used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems. The Telecommunications segment also offers repair services focused on telecommunication equipment and recycling surplus and related obsolete telecommunications equipment.

ADDvantage operates through its subsidiaries, Fulton Technologies, Nave Communications, and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

Cautions Regarding Forward-Looking Statements
The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.